Exhibit 99.1

Grayscale Investments® Announces CEO Transition

Peter Mintzberg Appointed Grayscale’s Chief Executive Officer

Mintzberg to Join Firm and Grayscale’s Board of Directors, Effective August 15, 2024

Stamford, CT, May 20, 2024 – Grayscale Investments, the world’s largest crypto asset manager, today announced the appointment of Peter Mintzberg as Chief Executive Officer, effective August 15, 2024, at which time Mintzberg will also join Grayscale’s Board of Directors. Mintzberg succeeds Michael Sonnenshein, who has stepped down from the position to pursue other interests. In the intervening period, Grayscale's Chief Financial Officer Edward McGee will assume the role of principal executive officer with responsibility for leading the firm.

Mintzberg has over 20 years of experience across the world’s leading asset managers, with a proven track record as a c-suite executive for developing and leading growth strategies.

“Peter is an exceptional strategic leader with global expertise across the most prominent asset managers, which are critical ingredients as we position Grayscale for its next phase of growth,” said Barry Silbert, Founder & CEO, DCG. “I’m excited to see what he accomplishes at Grayscale in its next chapter as the firm continues to expand its future-forward investment product suite.”

“I’ve long admired Grayscale’s position as the leading crypto asset management firm, and I am honored to join the most talented and pioneering team in the business. This is an exciting time in Grayscale’s history as it continues to capitalize on the unprecedented momentum in the asset class,” said Mintzberg.

“I want to thank Michael for his stewardship of Grayscale, having joined the team in 2014 and serving as CEO since 2021. Michael guided Grayscale from $60 million to ~$30 billion of assets under management and through its historic court victory against the Securities and Exchange Commission, which enabled Grayscale to uplist the first spot Bitcoin ETF to NYSE Arca alongside the largest players in traditional finance,” said Silbert. “We wish him the best.”

“It has been an honor and a privilege to work alongside such smart, passionate people to grow Grayscale into an industry titan over the last decade,” said Sonnenshein. “In particular, I would like to thank Barry Silbert for his vision and partnership, and for entrusting me to lead Grayscale’s business. The crypto asset class is at an important inflection point and this is the right moment for a smooth transition. I wish the Grayscale team every success in its next chapter.”

Mintzberg joins Grayscale from Goldman Sachs where he currently holds the position of Global Head of Strategy for Asset and Wealth Management. Prior to that, he held a number of global leadership roles in Strategy, M&A and Investor Relations at BlackRock, OppenheimerFunds, and Invesco. Mintzberg has over two decades of experience and has deep knowledge across a broad-base of client types and asset classes, developing and executing strategy and innovating to drive growth. Mintzberg started his career working at McKinsey & Co. in New York, San Francisco and São Paulo, focused on the financial services and technology sectors.

In 2018, Mintzberg was recognized as a Latino leader in Finance by The Alumni Society. Mintzberg was also selected as a David Rockefeller Fellow in the 2016-2017 Class by the Partnership for New York City. He earned a bachelor’s degree in engineering from the Universidade Federal Rio de Janeiro and an MBA from Harvard University.

Over the last decade, Grayscale has launched a suite of nineteen crypto investment products enabling access to the crypto asset class in a familiar, transparent wrapper, while serving as an educational resource to the investing public, working with policymakers and regulators to bring crypto assets further into the regulatory perimeter, and growing the firm’s business capabilities and best-in-class team.

About Grayscale Investments

Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure.

Media Contact

Jennifer Rosenthal

press@grayscale.com